ASSET PURCHASE
                                    AGREEMENT
















                             CENTURY PERSONNEL, INC.
                          M. A. JONES ENTERPRISES, INC.

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                            ASSET PURCHASE AGREEMENT

      COME NOW, SOS Staffing Services, Inc., a Utah corporation at 1415 South Main Street, Salt Lake City, Utah 84115 (hereinafter referred to as "Buyer"); Century Personnel, Inc., a Kansas corporation, doing business as The Century Group and Centech at 8400 West 110th Street, Suite 310, Overland Park, Kansas, 66210 (hereinafter referred to as "Century"); M. A. Jones Enterprises, Inc., a Missouri corporation, doing business as Century Personnel at 8400 West 110th Street, Suite 310, Overland Park, Kansas, 66210 (hereinafter referred to as "MAE") (Century and MAE may hereinafter collectively be referred to as "Seller"); and Michael A. Jones (hereinafter referred to as "Principal") and agree as follows:

                                   WITNESSETH:

      WHEREAS, Seller owns the assets and business set out in Article 1 and Exhibits A and B herein and desires to sell them to Buyer;

      WHEREAS, Principal is an officer of Seller, is authorized to vote all of the outstanding shares of Seller, is Seller's sole shareholder and stands to benefit from Seller transferring said assets to Buyer;

      WHEREAS, Buyer desires to purchase said assets and business from Seller for cash and other consideration;

      WHEREAS, the parties desire to enter into a written Agreement describing and setting forth the terms and conditions under which they will transfer ownership of said assets and business;

      NOW,  THEREFORE,  in consideration of the foregoing,  the mutual covenants
and  conditions   hereinafter  set  forth,  and  for  other  good  and  valuable consideration, the parties agree as follows:

1. Buyer agrees to purchase and Seller agrees to sell, convey, transfer, and deliver to Buyer the business and assets as set out more specifically in Exhibits A and B which are hereby incorporated by reference as if fully set forth herein (the "Assets" or "Business"). Buyer is only purchasing the assets set forth on Exhibits A and B. Seller is conveying to Buyer only the assets listed on Exhibits A and B. The Assets specifically exclude cash, cash equivalents, accounts receivable, any policies of insurance on the life of the Principal, bank accounts and deposits for rent, automobiles, utilities, workers' compensation and general liability insurance policies, all as of the Closing date of this Agreement and shall not be transferred hereby to Buyer. Buyer shall assume from Seller and Seller shall assign to Buyer the deposits for real property leases, equipment leases and other deposits described on Schedule A
(i). Buyer shall pay Seller the amount of any such deposits at Closing in addition to the purchase price described in Article 2 herein. The Assets also specifically exclude personal property of the Principal, consisting of personal office furniture and accessories., as of the Closing date of this Agreement and shall not be transferred hereby to Buyer. Assets not referenced or identified on Exhibits A or B, and any schedule thereto, shall not be transferred to Buyer.

Seller agrees to sell or convey to Buyer and Buyer hereby agrees to purchase and assume the equipment leases, third party contracts and/or other liabilities listed in Exhibit C of this Agreement. Seller shall remain fully responsible and liable for all liabilities, except for the liabilities specifically identified on Exhibit C, which Buyer hereby agrees to assume. With respect to the liabilities identified in Exhibit C, Buyer is assuming only those liabilities arising after the Closing of this Agreement. Seller shall remain responsible for all liabilities, including those listed in Exhibit C, to the extent performance is required before the Closing. Buyer does not in any way or manner assume any debt, liability, or obligation of Seller, other than those set forth in Exhibit C, whether known or unknown, whether asserted or un-asserted, whether absolute or contingent. Buyer hereby specifically assumes the obligations for real property leases, contingent upon each respective landlord's approval, arising after Closing for the real property referenced in Exhibit A, Schedule A-1.

For transition purposes, Buyer at its option may utilize Seller's existing payroll bank accounts. All cash in said account as of the Closing Date, less expenditures made by Seller, shall remain the property of Seller. Buyer shall fund and maintain the account after Closing. After a reasonable time for reconciliation after the Closing Date of this Agreement, the Buyer shall reimburse the Seller for the reconciled balance.

      2. In consideration for receiving said assets and in consideration of the representations, warranties, and covenants of Seller set forth herein, Buyer agrees to pay Seller the following amounts on the conditions set forth herein:

      (a) The total purchase price for the Assets including all Earnout Payments made pursuant to this Article 2 shall in no event exceed Twenty-five Million Dollars ($25,000,000.00).

      (b) Upon execution of this Agreement Buyer shall pay Seller Three Million Dollars ($3,000,000.00) as a deposit to be applied towards the Initial Purchase Price at the time of Closing. At the time of Closing of this Agreement, Buyer shall pay Seller an additional Eleven Million Nine Hundred Twenty-nine Thousand One Hundred Eighty-two Dollars ($11,929,182.00) (the $3,000,000.00 and
            $11,929,182 payments are referred to collectively as the "Initial Purchase Price"), by direct wire transfer (or other method designated by Seller) to an account which has been designated by Seller. The Initial Purchase Price shall be adjusted as described in
            Article 6 herein.

      (c) The "First Earnout Period" shall commence on the date of Closing of the Agreement and continue for fifty-two (52) weeks thereafter.

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            Buyer  shall pay Seller  six (6) times the  difference  between  the earnings before interest and taxes ("EBIT") earned by the Business during the First Earnout Period and the Verified EBIT Base, as defined in Article 2 (f) below. Such payment shall be made no later than forty-five (45) days from the close of the First Earnout Period.

      (d) The "Second Earnout Period" shall commence on the day following the close of the First Earnout Period continue for fifty-two (52) weeks thereafter. Buyer shall pay Seller two (2) times the difference in EBIT earned by the Business during the Second Earnout Period and the EBIT earned by the Business during the First Earnout Period. Such payment shall be made no later than forty-five (45) days from the close of the Second Earnout Period.

      (e) (i) "EBIT" as used in this Agreement means gross sales (total sales of goods and services) less adjustments and discounts; the cost of sales (temporary employee programs, direct costs, temporary payroll, temporary payroll taxes, i.e. FICA, unemployment, etc., temporary worker's compensation, drug testing and bonding insurance); branch staff expenses (branch staff payroll, temporary staff payroll, commissions and bonuses, branch staff and temporary staff payroll taxes, i.e. FICA, unemployment insurance, etc., branch staff worker's compensation, sales and travel, group insurance, background checks, and drug testing); advertising expenses (specialty items, classified ads, yellow pages, promotional events, other advertising); operation expenses (telephone, office supplies, legal, professional, postage and delivery, petty cash, training expenses, and other operating expenses); facilities expenses (rent, repair and maintenance, utilities, depreciation and leasehold amortization); bad debt (to constitute a bad debt, the receivable must be actually written off. No receivable aged less than one hundred twenty (120) days shall be written off without the permission of Seller. As to any receivable aged over one hundred twenty (120) days as of August 31, 1997, such receivable shall not be considered a bad debt if there is a bona fide payment plan in place. As to any receivable which arises after the Closing Date, an account shall be considered a bad debt when it is aged more than one hundred twenty (120) days, unless it is subject to a payment plan which requires substantial and regular payments to be completed within one year. Upon breach of any such payment plan, the receivable shall be considered a bad debt. All recoveries made on any receivables written off as a bad debt shall be added back to total sales. No adjustment shall be made for any account receivable which was aged more than one hundred twenty (120) days as of September 1, 1996); miscellaneous expenses (dues and subscriptions, adjustments/recoveries, and reimbursements); printing expenses; computer expenses; consultation expenses; taxes (exclusive of federal, state and local income tax) and insurance; gain or loss on disposal of assets; depreciation of assets and other expenses (career fair; services fees, internal expenses, etc.); plus other income (bad debt recovery, finance charges collected and other income). EBIT shall exclude any additional purchase price paid in


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            the  form of the  Earnout  Payments.  EBIT  shall  exclude  expenses directly related to the acquisition of Assets contemplated by this Agreement and any other costs to convert Assets to Buyer's systems, procedures, name, etc., as well as any other expenses and related costs associated with any other acquisition made by Buyer and supervised by Principal. EBIT shall exclude the amortization of
            goodwill  or  intangible   assets,   as  well  as  any  increase  in
            depreciation of tangible assets acquired by Buyer under this Agreement. In the event Buyer acquires additional businesses which Principal will direct or supervise, then the parties will modify this Agreement as necessary to take into account the impact on the Earnout calculations of such new office openings or acquisitions. During the Earnout Periods, Principal may open new offices with the consent of Buyer to operate under the Principal's direction and control. The profit or loss from the operations of any such new office opening shall be included in EBIT for purposes of calculating the Earnout Payments. During the Earnout Periods, no acquisition or new office opening within fifty (50) miles of any existing office of Seller may be made without the consent of each party hereto. In all respects, EBIT shall be calculated on an accrual basis consistent with generally accepted accounting principles.

      (ii) Seller acknowledges and agrees that EBIT will be based on Buyer's operation of the Business and acknowledges that Buyer's workers' compensation insurance, unemployment insurance, bonding insurance, cost of interest, cost of employee benefits and other costs differ from Seller's and past performance will not necessarily be indicative of future profits. Seller further acknowledges that Buyer's payroll taxes are not adjusted for purposes of reporting EBIT on branch statements (GPI Report) for limits on FICA or federal or state unemployment insurance (FUTA, SUTA). Seller further acknowledges that branch statements report interest expense. Buyer agrees that its branch statements shall be adjusted at the end of each Earnout Period to deduct interest expense and to show actual expenditures for FICA , FUTA and SUTA for purposes of determining the EBIT for payment of the Earnouts. Buyer believes that it will be entitled to be considered a successor employer for purposes of FICA, FUTA and SUTA caps. Each party shall submit all necessary forms and reports to the IRS and any state agency to enable Buyer to achieve successor employer status for FICA, FUTA and SUTA purposes. If Buyer does not qualify as a successor employer, Buyer agrees that there will be no charge to EBIT for the First Earnout Period with respect to any FICA, FUTA or SUTA expenses during the remainder of calendar year 1997 to the extent such expenses exceed the maximums that would have been paid by Seller during calendar 1997, had this transaction not taken place. Notwithstanding the foregoing, for purposes of


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            calculating  EBIT during each Earnout  Period,  Buyer's costs,  as a percent of sales, of worker's compensation insurance, unemployment insurance, fidelity bonding insurance, employee benefits, liability insurance, errors and omissions insurance, short and long term disability insurance, and hired, non-owned motor vehicle insurance, in the aggregate shall not be greater than Seller's aggregate cost for such items as a percent of sales for the twelve (12) month period immediately preceding the Closing and EBIT shall be adjusted accordingly. Additionally, other costs solely related from the acquisition, such as changes in signage, shall be excluded from the EBIT.

      (f) "Verified EBIT Base" shall mean the Business's EBIT for the fifty-two week period ending August 25, 1997 as verified through the due diligence review and audit described in Article 6. Such EBIT shall be adjusted as follows: the Business's loss on the Learning Center and the Business's loss on the Olathe office opening during such fifty-two (52) week period shall be added to EBIT; and all compensation and expenses paid to Principal in excess of $125,000.00 shall be added to EBIT. In no event shall the Verified EBIT Base exceed $2,488,197.00

      (g) During the Earnout Periods, Buyer shall take no action that would diminish Seller's ability to maximize the Earnout Payments. By way of illustration, in order to support and preserve the integrity of the Earnout Payments payable by Buyer, Buyer covenants and agrees that until the expiration of the second Earnout Period, Buyer shall use commercially reasonable efforts to maximize the Business's EBIT and shall not divert any of the business of Century Personnel with clients existing as of or prior to the Closing to any affiliate of Buyer or other division of Buyer. Moreover, during such time, Buyer will not acquire another company engaged in a business competitive with that of Century Personnel having an office within fifty (50) miles from any of the Century Personnel offices unless Buyer and the Principal have mutually agreed on any appropriate revisions to the Earnout formula. Buyer acknowledges that the Principal shall be permitted freely to solicit and attract new clients, provided that such new clients meet Buyer's criteria for providing services, such criteria include, credit worthiness, safe work sites and risk management. Buyer shall not incur any unnecessary expense in order to diminish EBIT.

      (h) The parties agree that the initial purchase payment of Fourteen Million Nine Hundred Twenty-nine Thousand One Hundred Ninety-seven Dollars ($14,929,182.00) shall be allocated as follows:

            As to MAE:

            to Goodwill: $    1,000.00;

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            to the Non-Competition Covenant: $1,000.00; and
            to Property, Facilities and Equipment $2,000.00.

            As to Century:

            to Goodwill: $    14,925,182.00;
            to Customer Lists: $10,000.00;
            to Employee Lists: $10,000.00;
            to the Non-Competition Covenant: $49,000.00; and to Property, Facilities and Equipment: $8,800.00;


                  Any adjustment to the Initial Purchase Price shall be adjusted dollar for dollar to the allocation for Goodwill. All other payments made pursuant to this Article 2 will be payable to Century and allocated to Goodwill.

                  All  parties  agree  to file  IRS  Form  8594  reflecting  the purchase price allocation contained herein.

      3. As further consideration for Buyer to enter into this Agreement and in consideration for Buyer making payments to Principals and Seller pursuant to
Article 2 and in consideration for Principals benefiting from this Agreement, Principals agree to the following:

      (a)   For  a  period  commencing  at  the  Closing Date of this  Agreement and continuing to the later of thirty-six (36) months after the Closing or twenty-four (24) months after the termination of the employment of Principal pursuant to the employment agreement referenced in Article 14 herein or any extension thereof (the "Covenant Period"), Principal shall not, for any reason except as set forth in Paragraph 3 (b) below, within fifty (50) miles of any existing office or branch of Seller or any other office or branch of Buyer which comes under the supervision or management of Principal or reports to Principal during the Term of Principal's employment as defined in the employment agreement of Principal, (i) engage in the temporary staffing, consulting personnel, staff leasing, payrolling, executive placement, permanent placement, or employee testing business; information system or information technology consulting, or contract staffing ; or provide any other related service; (ii) enter the employ of, or render any services to or consult with, any person or entity engaged in competition with the Buyer, any affiliate of Buyer or any of their successors in interest; (iii) acquire an ownership interest in in any such person or entity or act as a partner, officer, director, principal, agent or trustee for any such person or entity; provided, however, Principal may own, directly or indirectly, solely as an investment, securities of any



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            person   traded   on   any   national    securities    exchange   or
            over-the-counter if Principal is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 5% or more of any class of securities of such person or entity, (iv) solicit or otherwise deal with any client of the Buyer, any affiliate of Buyer or any of their successors in interest in a manner designed to (or that could) take business away from the Buyer, any affiliate of Buyer or any of their successors in interest; (v) solicit or otherwise induce any employee of the Buyer, any affiliate of Buyer or any of their successors in interest to terminate his/her employment with the Buyer, any affiliate of Buyer or any of their successors in interest; or (vi) hire or solicit any consultant under contract with the Buyer, any affiliate of Buyer or any of their successors in interest or encourage such consultant to terminate such relationship.

      (b) Notwithstanding the covenants contained in Article 3 (a) above, after the expiration of the Term, including any extension thereof, of the Principal's employment agreement with the Buyer, Principal may during the Covenant Period may engage in the executive search/permanent placement business with any entity which had executive search/permanent placement billings of $40,000.00 or less with the Business during the twelve (12) month period prior to the termination of Principal's employment with Buyer without violating any term of this Agreement.
            Additionally, if Buyer terminates Principal without cause (as such term is defined in the Principal's employment agreement which is referenced in Article 14 herein), then the Principal may immediately engage in the executive search/permanent placement business with any entity which had executive search/permanent placement billings of $40,000.00 or less with the Business during the twelve (12) month period prior to the termination of Principal's employment with Buyer.

      (c) The Principal agrees not to disclose to any unauthorized person any confidential information they may obtain or have obtained regarding Seller's, Buyer's, any affiliate of Buyer's, or their successors' services, products, customers, employees or methods of doing business, nor use such information in violation of Article 3
            (a) during said period.

      (d) The Principal acknowledges that he will be able to earn a livelihood without violating the foregoing restrictions. The Principal further acknowledges: (1) that compliance with the restrictive covenant contained in this Article 3 is necessary to protect the business and goodwill of the Buyer, any affiliate of Buyer's or its successors in interest, and (2) that a breach will result in irreparable and continuing damage to the Buyer or its successors in interest, for which money damages may not provide adequate relief. Consequently, the Principal agrees that, in the



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            event  that he  breaches  or  threatens  to breach  the  restrictive covenant of this Article 3, the Buyer or its successors in interest shall be entitled to seek: (1) a preliminary or permanent injunction to prevent the continuation of harm, and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit the Buyer or its successors in interest from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.

      (e) The parties have attempted to limit the Principal's right to compete only to the extent necessary to protect the Buyer or its successors in interest from unfair competition. The parties recognize that reasonable people may differ in making a determination. Consequently, the parties agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court, arbitrator or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

      4. The "Closing" of the transactions contemplated by this Agreement shall take place on any Monday on or before October 27, 1997 (the "Closing Date") at time and place to be designated in writing by the parties.

      This Agreement shall be effective upon execution by each party hereto. The transfer of the Assets and Business herein described to Buyer is hereby recognized as occurring at 12:01 a.m. on the Closing Date, regardless of the date when this Agreement shall be executed. At 12:01 a.m. on the Closing Date, Buyer will also commence operation of Seller's Business with respect to the Assets purchased.

      Within a reasonable time after the execution of this Agreement, Seller and Buyer agree to submit to the United States Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") a Hart-Scott-Rodino filing. Buyer shall pay the filing fee of $45,000.00. Each party shall pay its own costs and expenses related to the preparation of the application. The parties acknowledge and agree that the Closing of this Agreement is subject to the approval by the FTC or DOJ. The parties agree that the Closing Date may be extended past October 27, 1997 pending FTC or DOJ approval. If approval is granted after October 27, 1997, then the Closing Date shall be the first Monday following such approval.

      5. (a) At Closing, Seller and Principal shall deliver to Buyer the following:

                  (i) A Bill of Sale for all items of personal and tangible property to be transferred hereby;

                  (ii) An assignment of all trademarks and trade names to be transferred hereby;

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

                  (iii) All Assets to be transferred hereby;

                  (iv)  Lien releases for any encumbered Asset;

                  (v) Consents to the assignment of all leases and contracts to be assumed by Buyer. If any such consent is not available at Closing then it shall be delivered as soon as reasonably possible thereafter. Buyer shall provide reasonable assistance to obtain such consents; and

                  (vi) Consents to the assignment of all service contracts with Seller's customers to the extent such contracts require consent for assignment to Buyer.

      (b)  At Closing, Buyer shall deliver to Seller or Principal the following:

                  (i)   All funds or monies described in Article 2 herein;

                  (ii)  Certificate  that  all  necessary   consents  have  been
                        obtained;

                  (iii) Certificate   that  all  stock  options  to  be  granted
                        hereunder have been approved; and

                  (iv)  Executed Employment Agreement between Buyer and
                        Principal.

      6. The Initial Purchase Price described in Article 2 (b) of this Agreement shall be based upon the due diligence and financial review of Seller's books and records by Buyer. The due diligence review shall consist of two (2) parts.

            (a) (i) Prior to the execution of this Agreement, Buyer caused its representatives to review the general business practices of Seller, including, risk management issues, legal risks, payroll tax liabilities, benefits and general accounting records and practices, including 1996 closing entries and adjustments.

            (ii) Additionally, as part of the due diligence review, the Company's representatives verified that the EBIT (as adjusted as described in Article 6 (b)(ii) below) for the eight (8) months period ending August 31, 1997 ("Base Period") was not less than $1,756,000.00. The eight month's EBIT of $1,756,000.00 is consistent with an estimated 1997 twelve (12) month EBIT of $2,488,197. The Initial Purchase Price of $14,929,182 is six (6) times the estimated 1997 twelve month EBIT of $2,488,197.


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

            (b) (i) Within five (5) business days from the execution of this Agreement, Buyer shall cause its representatives to commence the second part of the due diligence and financial audit. Buyer shall cause its independent public accountants to perform an audit of Seller's financial books and records based on generally accepted accounting principles and audit standards. To meet Securities and Exchange Commission ("SEC") regulatory requirements, the accountants will audit the calendar year 1996 and year to date 1997 through September 30, 1997. If Seller cannot provide the September 1997 financial books, records, and statements, then the audit will include calendar years 1995, 1996 and year to date 1997 through August 31, 1997. The review shall also establish the Verified EBIT Base (defined in Article 2 (f)) and the Base Period EBIT described below. Such review shall be completed within fifteen (15) days from the execution of this Agreement and at least five (5) days prior to the Closing Date. The Verified EBIT Base shall for purposes of determining the First Earnout Payment as described and defined in
            Article 2 (c) and (f) shall not exceed $2,488,197.00.

            (ii) The Initial Purchase Price is based upon Seller's adjusted EBIT for the Base Period of $1,658,800 (8/12 x $2,488,200 = $1,658,800). The EBIT for the Base Period shall mean EBIT as defined in Article 2 (e) herein adjusted as follows: the Business's loss on the Learning Center and the Business's loss on the Olathe office opening during the Base Period shall be added to the Base Period EBIT; and all compensation and expenses paid to Principal in excess of $83,333.33 (8/12 of $125,000.00) during the Base Period shall be added to the Base Period EBIT.

            (iii) If based on the audit, the Base Period EBIT is determined to be greater than $1,558,800.00 (which provides a $100,000 cushion from $1,658,800 for audit adjustments), then there shall be no adjustment to the Initial Purchase Price. If the Base Period EBIT is less than $1,558,800.00, then the Initial Purchase Price shall be reduced by an amount which is equal to the difference between $1,558,800.00 and the Base Period EBIT multiplied by 9 ($14,929,182/$1,658,800 = 9). For example, if the Base Period EBIT is $1,500,000, then the Initial Purchase Price would be $13,762.982.00 ($1,558,800 - $1,500,000 = $58,800; $58,800 x 9 =
            $529,900; $14,292,182 - $529,900 = $13,732,982).

            (c) Seller shall provide Buyer and its agents access to all documents, books and records necessary, in the sole judgment of Buyer or its agents, to complete the due diligence review and audit.

      7. If this Agreement does not close due to the fault of the Buyer, Buyer shall pay Seller its attorneys' fees related to the transaction contemplated hereby. Such payment shall not exceed Fifteen Thousand Dollars ($15,000.00).

      8. In the event the transaction contemplated by this Agreement does not close, Buyer shall return to Seller any and all copies of information provided by Seller pertaining to the Business, Assets, operations of Seller or any other matters pertaining to Seller and, for a period of five (5) years from the date of this Agreement, Buyer will maintain as confidential all proprietary information and shall not use for any reason any proprietary information which it or any of its representatives may obtain from Seller, any of its employees or the Principals. This restriction shall not apply, however, (i) as may otherwise be required by law (if such disclosure is required by legal process, Buyer shall notify Seller, prior to any response to such legal process. Thereafter, Seller, at its sole cost and expense, may oppose such disclosure), (ii) to the extent such information (A) shall be or have become publicly available, (B) was legally available to Buyer on a non-confidential basis prior to its disclosure by Seller or (C) becomes available to Buyer on a non-confidential basis from a person other than Seller or (iii) with respect to disclosure by Buyer to parties to whom disclosure may be required or desirable in connection with the transactions contemplated by this Agreement, provided such parties agree to be bound by the provisions of this Article 8. This confidentiality Agreement will also apply to any proprietary information not purchased by Buyer regardless of whether the transaction closes.

      9. Seller and Principal represent and warrant to the Buyer that the statements made below are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. As used in this Article 9, "material" shall mean any discrepancy in the financial statements or representations that in the aggregate have an impact of more than one hundred twenty thousand dollars ($120,000.00).

      (a) Century is a corporation duly organized, validly existing, and in good standing under the laws of the state of Kansas. Century has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Century is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

      (b) MAE is a corporation duly organized, validly existing, and in good standing under the laws of the state of Missouri. MAE has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. MAE is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

      (c) Seller has good and marketable title to all the assets listed in Exhibits A and B. All assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, or claims, except for leases of the following equipment:
            .

      (d)   Neither  the  execution  nor  the  delivery of this  Agreement  will
            (i) violate any statute, regulation, judgment, order, or other restriction of any governmental agency or court; or (ii) conflict with, result in a breach or default under any Agreement, contract, license, or other arrangement to which Seller is a party.

      (e) Seller has filed all income tax returns that it was required to file, has paid in full all taxes associated with such tax returns and is not deficient on any tax payments or liabilities.

      (f) Seller has complied with all environmental, health, and safety laws in all material respects and does not have any material liability relating to any environmental, health, and safety laws.

      (g) Seller has complied with all federal, state and local equal employment opportunity and anti-discrimination laws in all material respects and does not have any material liability relating to any federal, state and local equal employment opportunity and anti-discrimination laws.

      (h) Seller has complied with Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in all material respects and does not have any material liability relating to ERISA.

      (i) Seller has complied with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") in all material respects and does not have any material liability relating to COBRA.

      (j)   Seller  has  paid   all   payroll   taxes   and  other  withholdings
            mandated by federal, state and local laws.

      (k) Seller has complied with all other employment and labor laws not specifically enumerated in all material respects and does not have any material liability relating to any employment or labor law.

      (l) Seller has disclosed all lawsuits, claims or causes of actions that have arisen against Seller that are known or that it should reasonably be expected to know.

      (m)   Seller  warrants  that  all   financial   information   and  records
            provided to Buyer are true and complete in all material respects.

      (n) Seller warrants that it has not used the services of any broker or agency in connection with the transaction contemplated by this Agreement. Seller warrants that it is not obligated to pay any broker, agency or finder's fee in connection with the transaction contemplated by this Agreement.

      10. Buyer represents and warrants to Seller and Principals that the statements made below are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

      (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah. Buyer has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Buyer is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

      (b) The Buyer's board of directors have approved the terms of this Agreement and the officers of Buyer have been duly authorized to enter into and execute this Agreement.

      (c) The Buyer has obtained all necessary consents to enter into this Agreement.

      (d) Neither the execution nor the delivery of this Agreement will (i) violate any statute, regulation, judgment, order, or other restriction of any governmental agency or court; or (ii) conflict with, result in a breach or default under any Agreement, contract, license, or other arrangement to which Buyer is a party.

      (e) Buyer warrants that it has not used the services of any broker or agency in connection with the transaction contemplated by this Agreement. Buyer warrants that it is not obligated to pay any broker, agency or finder's fee in connection with the transaction contemplated by this Agreement.

      11. Seller and Principal agree to indemnify Buyer and hold Buyer harmless from any material loss, damage, expense, liability, or claim, including without limitation, attorney's fees and expenses of litigation, to which Buyer may become subject arising out of: (a) any material misstatement of the Seller or Principals as warranted in Article 9; (b) any material failure of Seller or Principals to perform any of its covenants, Agreements or undertakings contained in this Agreement or in any other Agreement executed in connection with the transactions contemplated herein; or (c) any other action or inaction of Seller, Principals, or their designees, which action or inaction is not a result of any fault on the part of Buyer.

            Seller and Principals further agree to indemnify Buyer and hold Buyer harmless from any material loss, damage, expense, liability, or claim (whether known or unknown, whether asserted or un-asserted, whether absolute or contingent), including without limitation, attorney's fees and expenses of litigation, for any claim arising or occurring prior to the Closing Date for which Buyer may be liable because of its purchase of Seller's assets.

            As used in this Article 11, "material" shall mean losses, damages, expenses, liabilities or claims, including without limitation, attorney's fees and expenses of litigation which are one hundred twenty thousand dollars ($120,000.00) in the aggregate.

            Further, notwithstanding anything herein contained to the contrary, the obligation of Seller and Principal to indemnify Buyer as provided in this
Article 11 shall expire two (2) years from the Closing Date except as to any claim made by Buyer prior to the expiration of such two (2) year period. Further the indemnification obligation of Seller and Principal hereunder shall in no event exceed the total purchase price, including any Earnout Payments, described in Article 2 herein.

      12. Buyer agrees to indemnify Seller and Principal and hold Seller and Principal harmless from any material loss, damage, expense, liability, or claim, including without limitation, attorney's fees and expenses of litigation, to which Seller and Principal may become subject arising out of: (a) any material failure of Buyer to perform any of its covenants, Agreements or undertaking contained in this Agreement or in any other Agreement executed in connection with the transactions contemplated herein; (b) any material misstatement of Buyer as warranted in Article 10; or (c) any other action or inaction of Buyer, or its designees, which action or inaction is not a result of any fault on the part of Seller or Principal.

            Buyer agrees to indemnify Seller and Principal and hold Seller and Principal harmless from any material loss, damage, expense, liability, or claim (whether known or unknown, whether asserted or un-asserted, whether absolute or contingent), including without limitation, attorney's fees and expenses of litigation, for any claim arising or occurring after the Closing Date by reason of Buyer's failure to perform any assumed liability or for which Seller or Principals may be otherwise liable because of Buyer's operation of the Business.

            As used in this Article 12, "material" shall mean losses, damages, expenses, liabilities or claims, including without limitation, attorney's fees and expenses of litigation which are one hundred twenty thousand dollars ($120,000.00) in the aggregate.

            Further, notwithstanding anything herein contained to the contrary, the obligation of Buyer to indemnify Seller and Principal as provided in this

Article 11 shall expire two (2) years from the Closing Date except as to any claim made by Seller or Principal prior to the expiration of such two (2) year period. Further the indemnification obligation of Buyer hereunder shall in no event exceed the total purchase price, including any Earnout Payments, described in Article 2 herein.

      13. Seller and Principal agree from the time of the execution of this Agreement through the Closing Date that Seller and Principal will conduct the Business only in the ordinary course consistent with past practices and will not enter into any agreement which would materially affect the business or the assets to be purchased which would binding upon Buyer after the closing, without Buyer's consent.

      14. Buyer agrees to employ Principal for a period of two (2) years following the Closing Date pursuant to the terms and conditions of a separate employment agreement. The form of such agreement is attached hereto as Exhibit D.

      15. For each of Seller's former staff employees hired by Buyer, Buyer shall recognize time of service with Seller as time of service with Buyer for purposes of non-health, life or disability benefits, such as, 401(k) eligibility and matching contribution vesting, C-125, vacation entitlement, etc. Buyer shall provide Seller's former staff employees hired by Buyer the same total number of paid vacation days and holidays as provided by Seller; however, Buyer may pay additional vacation days in lieu of paid holidays as long as the total number of paid days, including holidays, is the same or greater than when such employees were employed by Seller. Seller acknowledges that Buyer maintains a drug-free workplace policy and that all of Seller's former employees hired by Buyer will be subject to such policy. Such staff employees shall be exempt from the pre-employment drug screen, but shall be subject to all other provisions of the policy, including random drug screens or post incident screening. After the Closing, each of Seller's employees hired by Buyer will be subject to post incident screening. After 180 days from the Closing, each of Seller's employees hired by Buyer shall be subject to random screening pursuant to Buyer's policy. Buyer may modify its policy at any time to reflect changes in statutory or case law or for any other reason consistent with good business judgment, such as analysis of whether such practice could nullify or otherwise affect the enforceability of the covenants not to compete signed by Seller's employees.

      16. SOS shall issue options to purchase a combined twenty-five thousand (25,000) shares of SOS's common stock to certain key employees of Seller which as a result of this Agreement are subsequently employed by Buyer. Such stock options will be issued under a separate agreement pursuant to and in accordance with SOS's May 1995 Incentive Stock Option Plan and shall vest over a period of five (5) years pursuant to such separate agreement (the form of such agreement is attached hereto as Exhibit E). The exercise price of such options shall be the closing sales price of the stock on the date of grant as reported by the Wall Street Journal. The plan requires that any specific grant be approved by the compensation committee of Buyer's board of directors. Seller shall provide to Buyer as a list of key employees and number of shares to be granted as indicated in Exhibit F.

      17. SOS shall agree to employ the six (6) key employees identified in Exhibit F under an employment agreement which shall be for a term of up to one
(1) year, shall provide for automatic one-year term renewals and shall provide for six (6) months severance pay in the event of termination of employment without cause. The form of such Agreement is attached as Exhibit G.

      18. SOS shall issue options to purchase ten thousand (10,000) shares of SOS's common stock to Principal. Such stock options shall be issued under a separate agreement pursuant to and in accordance with the SOS's May 1995 Incentive Stock Option Plan and shall vest over a period of five (5) years pursuant to such separate agreement. The exercise price of such options shall be the closing sales price of the stock on the date of grant as reported by the Wall Street Journal.

      19. Seller shall pay all staff benefits, costs and expenses earned prior to the Closing date of this Agreement. Before the Closing Date, Seller shall pay each staff employee for any and all benefits, including vacation pay earned by each such employee prior to the Closing Date of this Agreement. If after the Closing Date, a staff employee actually takes vacation for which the Seller has already paid, the vacation will be without compensation, and accordingly there will be no charge to EBIT for compensation for such employee during his or her vacation. Further Buyer acknowledges that accruals for vacation do not occur for EBIT calculations until an Employee reaches his or her anniversary date of employment. Likewise, Buyer acknowledges that certain of Seller's benefits (such as bonuses and trips) are not deemed earned until actually received.

            Seller shall pay all temporary employee wages or salaries earned prior to the Closing Date, but to be paid after the Closing Date. Such payments may be made on the next regular payday following the Closing Date. Buyer shall pay all other payments to temporary employees as such payments come due. Any such payment shall be treated as an expense for purposes of calculating the EBIT.

      20. Buyer agrees to assist Seller to collect accounts receivable. Such assistance shall be consistent with the collection process used in the past by Seller. If Buyer receives payment for both its services as well as Seller's, Buyer will deposit said funds in its accounts and pay the amount due Seller to Seller. Payments for which no invoice is designated shall be applied to the oldest outstanding invoice.

            Seller agrees if it receives any payment for any account receivable due Buyer that it will turn over such payment to Buyer when received by Seller. If Seller receives payment for both its services as well as Buyer's, Seller will deposit said funds in its accounts and pay the amount due Buyer to Buyer.

Payments for which no invoice is designated shall be applied to the oldest outstanding invoice.

      21. Within five (5) days from the date of Closing, each Seller shall change their respective corporate names to any name that does not use Century, Centech or M. A. Jones in part, in whole or in any manner.

      22. Buyer, Seller, and Principals agree to take such further action as is necessary to carry out the purpose of this Agreement, including the execution and delivery of such further instruments and documents as any party reasonably may request.

      23. Buyer and Seller agree that prior to the commencement of any action for breach of this agreement they will submit to non-binding mediation or arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the action. The parties agree to negotiate in good faith to resolve the breach or enter a settlement. An arbitrator will be chosen by the Buyer and Seller. If the parties are unable to agree upon an arbitrator, an arbitrator shall be selected pursuant to the rules of the American Arbitration Association then in effect. Arbitration shall take place in Denver, Colorado.

      24. This Agreement and all documents executed and delivered hereunder shall be governed by and interpreted in accordance with the laws of the State of Utah.

      25. In the event of the commencement of any litigation or arbitration to enforce any provision of this Agreement or that is related to this Agreement, the prevailing party shall be entitled to its costs for such action, including reasonable attorney's fees, expert witness fees and other reasonable costs incurred related to such action.

      26. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

                  (i)   if to Buyer, to:

                        SOS Staffing Services, Inc.
                        1415 South Main Street
                        Salt Lake City, Utah 84115
                        Attn:  Legal Department

                  (ii)  if to Seller or Principal:

                        Michael A. Jones
                        11700 Aberdeen
                        Leawood, KS  66211

            Any party may change its address for notice hereunder by written notice to the parties hereto.

      27.  Any  term  or  provision  of  this   Agreement  that  is  invalid  or
unenforceable shall not affect the validity and enforceability of the remaining terms and provisions of this Agreement.

      28. Each party shall bear its own costs and expenses incurred in connection with this Agreement except as otherwise provided herein.

      29. Each party acknowledges that it has sought the advice (or has had the opportunity to do so) of competent legal counsel and tax advisors with respect to the subject matter of this Agreement and the legal and tax consequences of entering this Agreement.

      30. This Agreement, together with the exhibits incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter herein. This Agreement may only be modified by written instrument executed by the parties hereto.

      31. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. As used herein, "counterparts" shall include full copies of this Agreement signed and delivered by facsimile transmission, as well as photocopies of such facsimile transmission.

      32. Time is of the essence of this Agreement and all its provisions.

      33. Seller acknowledges that upon execution of this Agreement, Buyer will make a public announcement via the Dow Jones wire service that it has entered into such Agreement and may disclose general information about the nature of the Agreement, the general terms and conditions of the Agreement and general information concerning the Seller, including current sales levels, geographic areas of operation, and the nature of the Business.



                      [THIS SPACE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

DATED this     day of         , 1997.     DATED this 1st day of October , 1997.
           ---        -------                        ---        -------

Buyer                                     Seller/Principal

SOS Staffing Services, Inc. by:           Century   Personnel,  Inc.  d/b/a  The
                                          Century  Group  and Centech; and M. A.
                                          Jones Enterprises,  Inc. d/b/a Century
                                          Personnel

/s/Richard D. Reinhold                    /s/Michael A. Jones
------------------------------            --------------------------------
Richard D. Reinhold                       Michael A. Jones,  In  his capacity as
Chairman of the Board                     President of  Century  and MAE, and in
                                          his individual capacity as Principal

                                    EXHIBIT A

                                    EXHIBIT A

The following assets are to be purchased and assumed by Buyer from Seller:

(a) The real property leases for the demised premises described in Schedule A-1 which attached hereto and incorporated by reference, together with all rights and privileges under said leases to real property subject to said leases; and

(b) All papers and records in Seller's care, custody or control relating to the operational aspects of Seller's staffing business or any of the Assets to be transferred under this Agreement, including but not limited to all personnel and labor relations records, environmental control records, sales records, accounting and financial records, maintenance and production records, except that Seller shall either have unlimited access to or copies of such records for the purpose of preparing governmental reports, payroll and tax returns or any other form, report or return; and

(c) All records in any way related to Seller, its customers, business, employees, etc. that are maintained at any location;

(d)   Telephone numbers of Seller which are described in Schedule A-1; and

(e)   Facsimile telephone numbers of Seller which are described in Schedule
A-1; and

(f)   E-mail addresses of Seller; and

(g)   All of Seller's Intangibles relating to its staffing business, including:

      (i) all assumed business or trade names to the extent such trade names are used in connection with providing staffing services, including temporary help services, payroll services, permanent placement or employee leasing. Such names to be transferred include but are not limited to: "Century Personnel", "The Century Group", "Centech", any other derivation of "Century" to which Seller may have any right, and all other assumed business names and trade names owned or used by Seller; and all other slogans, trademarks and service marks related to Seller; and

      (ii) all employee lists, including, but not limited to complete personnel files, work histories, employment agreements between Seller and employees of Seller, employee Confidentiality and non-compete agreements between Seller and employees of Seller, and all other documents related to employees of Seller; and

      (iii) all customer lists, including but not limited to all telephone numbers, credit histories, sales histories and other documents related to Seller's customers; and

      (iv)  Seller's goodwill; and

      (v)   all other intangibles of Seller; and

(h)   All proprietary and other software and hardware; and

(i) All prepaid expenses relating to any of the assets, facilities, and operations being taken over by Buyer which are described in Schedule A (i) attached hereto, for which Buyer shall pay Seller in addition to the Initial Purchase Price at Closing; and

(j) All operational assets of Seller including, but not limited to all inventory, office furniture, phones, electronic and computer equipment and all other equipment used by Seller to conduct business which are listed in Exhibit B;

                                  SCHEDULE A-1
                                     Page 1

                             CENTURY BRANCH LISTING


THE CENTURY GROUP & CENTECH                  LEE'S SUMMIT OFFICE
8400W. 110th Street, Ste 310                 506 SE M-291 Hwy, #H
Overland Park, KS 66210                      Lee's Summit, MO 64063
(913) 451-7666                               (816) 525-8333
Fax: (913) 451-2161                          Fax: (816) 525-9969


SOUTH OFFICE                                 INDEPENDENCE OFFICE
5300 College Blvd.                           1003 E. 23rd Street, Ste F
Overland Park, KS 66211                      Independence, MO 64055
(913) 451-8333                               (816) 833-8333
Fax: (913) 451-2043                          Fax: (816) 833-4696


PLAZA OFFICE                                 WYANDOTTE OFFICE
1101 Westport Road                           7567 State Ave.
Kansas City, MO 64111                        Kansas City, KS 66112
(816) 931-0304                               (913) 334-8333
Fax: (816) 931-4696                          Fax: (913) 788-0304


NORTH OFFICE                                 LAWRENCE OFFICE
4256 North Oak Trfwy                         1009 New Hampshire, #C
Kansas City, MO 64116                        Lawrence, KS 66044
(816) 455-0304                               (785) 832-0004
Fax: (816) 455-4696                          Fax: (785) 749-4696


LIBERTY OFFICE                               TOPEKA OFFICE
226 N. M-291 Hwy.                            1133 SW Gage Avenue
Liberty, MO 64068                            Topeka, KS 66604
(816) 781-4414                               (785) 228-0006
Fax: (816) 781-4565

                                  SCHEDULE A-1
                                     Page 2


COFFEYVILLE OFFICE
914 1/2 West 8th Street
Coffeyville, KS 67337
(800) 465-4360
Fax: (316) 251-4066


NEODESHA OFFICE
509 Main Street
Neodesha, KS 66757
(316) 325-3434


OLATHE OFFICE
104 S. Clairborn
Olathe, KS 66062
(913) 393-3434
Fax: (913) 393-4696

                                    EXHIBIT B

     [Exhibit B shall consist of the asset inventory provided by Seller]

                                    EXHIBIT C

   [Exhibit C shall consist of leases and third party contracts provided by
                     Seller. Include automobile leases.]

                                    EXHIBIT D

            EMPLOYMENT, NONDISCLOSURE AND NON-COMPETITION AGREEMENT
            -------------------------------------------------------

      THIS EMPLOYMENT, NONDISCLOSURE AND NON-COMPETITION AGREEMENT (the "Agreement") is entered into this ___ day of September, 1997 by and between SOS Staffing Services, Inc., a Utah corporation (the "Company"), and Michael A. Jones ("Jones").

      WHEREAS, the Company desires to employ Jones based on the terms and conditions of this Agreement; and

      WHEREAS, Jones desires to accept such employment on the terms and conditions of this Agreement.

      Accordingly, the parties agree as follows:

      1.    Employment, Duties and Acceptance.

            1.1 Employment by the Company. The Company hereby agrees to employ Jones as a full-time employee of the Company. The Company will employ Jones in the position of Area Manager which is a company title that is comparable to others employed by the Company with similar responsibilities, but will allow Jones to use the title "President", The Century Group (which will remain the name of the Executive Search/Permanent Placement business), in his local market. Jones will render such services and perform such duties consistent with those duties he has performed in the past for Century Personnel, Inc. and as the management of the Company shall reasonably request. Such duties shall include the supervision and management of the various offices and branches which were acquired by the Company in accordance with that certain Asset Purchase Agreement dated September , 1997 between the Company, Jones, Century Personnel, Inc. and
M. A. Jones Enterprises, Inc. (the "Asset Purchase Agreement"). Notwithstanding the foregoing, Jones' position and duties may be reasonably modified or changed from time to time at the discretion of the management without additional compensation so long as the change will not have the effect of diminishing his ability to maximize the Earnout Payments under the Asset Purchase Agreement. Any material change to Jones' position or duties, including relocation, must be agreed to by Jones. Jones shall also serve during all or any part of the Term in any other office (office does not refer to any physical office) to which he may be appointed or elected without any compensation therefor other than that specified in this Agreement. The Asset Purchase Agreement describes adjustments made to the Earnout in the event of an acquisition or new office opening for which Jones has management responsibility.

           1.2 Acceptance of Employment by Jones. Jones hereby accepts such continued employment and shall render the services described above. Jones will faithfully, and at all times, and to the best of his ability, experience and talents, perform all of the duties which are required of him under this Agreement, including devoting of his full business time to and for the exclusive benefit of the Company, and shall keep free from conflicting enterprises or any other activities which would be detrimental to or interfere with the business of the Company or the devotion of his full time to the business of the Company consistent with his devotion of time to performance of duties on behalf of Century Personnel, Inc. prior to the acquisition referenced in the Asset Purchase Agreement. Jones agrees to use his best efforts to comply with any and all instructions that management may give him from time to time, and to promote and maintain the success, quality, professionalism and reputation of the Company.

      2. Term of Agreement and Employment. The term of this Agreement and Jones' employment hereunder (the "Term") shall commence on , 1997 (the "Commencement Date") and shall continue for a period of two (2) years thereafter (such period may hereinafter be referred to as the "Initial Term") or as otherwise terminated as provided in Article 5 hereof. Thereafter, the Term may be extended on such terms and conditions as the parties may agree; however the compensation and benefits therefor shall be similar to or greater than the compensation and benefits provided by the Company to other employees with similar duties and responsibilities.

      3.    Compensation and Other Benefits.

            3.1 Compensation. As compensation for services to be rendered pursuant to this Agreement, the Company shall pay Jones, during the Term, a salary of $125,000.00 per annum (the "Annual Salary"), subject to such increases as the management may, at its discretion, approve.

             3.2 Expenses. Jones shall be entitled to reimbursement of his reasonable expenses incurred related to the performance of his duties hereunder pursuant to the Company's expense reimbursement program. The expenses covered by such policy include policy include mileage reimbursement for business related travel or reimbursement for actual allowable automobile expenses or mileage, reimbursement for other business related travel, entertainment of potential and current customers of the Company, etc. Jones shall submit to the Company receipts and the Company's expense reimbursement report. The Company shall reimburse Jones within a reasonable time after the appropriate Company employee receives the expense reimbursement report and supporting documentation. Jones may additionally be reimbursed for other business expenses such as supplies and equipment that cannot reasonably or timely be paid through the accounts payable process. These expenses will normally be charged on his personal credit card when the circumstances require the same.

            3.3 Automobile. Jones shall have the use of a Company owned or leased automobile of quality similar to which he had a an employee of Century Personnel, Inc.. The provision of the automobile to Jones shall be treated as taxable income to the extent required by the Internal Revenue Code and associated regulations.

            3.4 Other Compensation. Jones shall be eligible for such other compensation, whether in the form of additional stock options, stock appreciation rights, restricted stock awards or otherwise, in such amounts and upon such terms and conditions as the Board of Directors (or a compensation committee thereof) may, at its discretion, approve. All compensation described in Articles 3.2, 3.3 and 3.4 shall be collectively referred to as "Additional Compensation."

            3.5 Stock Options. The Company shall issue to Jones options to purchase ten thousand (10,000) shares of the Company's common stock. Such stock options will be issued under a separate agreement pursuant to and in accordance with the Company's May 1995 Incentive Stock Option Plan and shall vest over a period of five (5) years pursuant to such separate agreement. All stock options to be issued hereby shall be granted on the Commencement Date and shall bear an exercise price which is equivalent to the closing trading price of the Company's stock on the Commencement Date as reported by the Wall Street Journal.

            3.6 Payment. The Annual Salary and the Additional Compensation shall be payable in accordance with the applicable payroll and/or other compensation policies and plans of the Company as from time to time in effect, less such deductions as shall be required to be withheld by applicable law and regulations.

            3.7 Participation in Employee Benefit Plans. Jones shall be permitted, during the Term to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, nonqualified deferred compensation plan, similar benefit plan or other so-called "fringe benefits" of the Company for which he may be eligible pursuant to the terms of such plans on the same terms and conditions as other employees of the Company.

      4. Non-Competition. The terms of the non-competition, non-disclosure and other covenants contained in Article 3 of the Asset Purchase Agreement are hereby incorporated herein by reference and are fully adopted as if fully set forth herein.

      5. Termination of Agreement and Employment.

            5.1 Termination upon Death. If Jones dies during the Term, this Agreement and Jones' employment hereunder shall terminate, except that Jones' legal representatives, successors, heirs or assigns shall be entitled to receive the Annual Salary, the Additional Compensation, other accrued benefits, if any, earned up to the date of Jones' death; provided, however, if any Additional Compensation or other benefits are governed by the provisions of any written employee benefit plan or policy of the Company, any written agreement contemplated thereunder, or any other separate written agreement entered into between Jones and the Company, the terms and conditions of such plan, policy or agreement shall control in the event of any discrepancy or conflict with the provisions of this Agreement regarding such Additional Compensation or other benefit upon the death, termination or disability of Jones pursuant to this
Article 5.

            5.2 Termination for Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective in accordance with its terms, to terminate this Agreement and Jones' employment hereunder and discharge Jones for "Cause" (as hereinafter defined). If such right is exercised, the Company's obligation to Jones shall be limited to the payment of any unpaid Annual Salary, Additional Compensation and other benefits, if any, accrued up to the effective date (which shall not be retroactive) specified in the Company's notice of termination. As used in this
Section 5.2, the term "Cause" shall mean and include (i) breach by Jones of the material terms, such as job performance, of this Agreement and failure of Jones to cure such breach within thirty (30) days of the receipt by Jones of written notice specifying the breach, provided however, that if such breach is one which cannot reasonably be cured within thirty (30) days and Jones commences curative procedures within thirty (30) days and so long as Jones diligently endeavors to cure such breach to completion, then Jones may not be terminated for Cause for such breach; provided further however, that any breach of the provisions contained in Article 5.2 (ii) through (vi) shall not be subject to the cure provision of this Article 5.2 (i) and shall be deemed a non-curable breach ,
(ii) wrongful misappropriation of any money or other assets or properties of the Company or any subsidiary or affiliate of the Company, (iii) the conviction of Jones for any felony, (iv) use of illegal drugs, (v) use of alcohol if such use renders Jones unable to perform the essential functions of his job, (vi) Jones' gross moral turpitude relevant to his office or employment with the Company or any subsidiary or affiliate of the Company ("gross moral turpitude" as used herein shall mean any act involving dishonesty, fraud or deliberate misrepresentation. "Gross moral turpitude" shall also mean any other act that is morally repugnant to society and which act causes material economic harm to the Company. Notwithstanding the foregoing, cause shall not include non-performance by Jones if the Branches under his supervision and management which were acquired by the Company in accordance with the Asset Purchase Agreement maintain a twelve (12) month trailing EBIT equal to or greater than the Verified EBIT Base as defined in the Asset Purchase Agreement.

            5.3 Suspension upon Disability. If during the Term, Jones becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of (2) competent physicians licensed to practice medicine in the United States, so that Jones is unable to substantially perform his services hereunder for (i) a period of six consecutive months, or (ii) for shorter periods aggregating six months during any twelve-month period, the Company may at any time after the last day of the six consecutive months of disability, or on the day on which the shorter periods of disability equal an aggregate of six months, by written notice to Jones, suspend Jones' employment and the performance of the Company's obligations hereunder, including payments of the Annual Salary, Additional Compensation and other benefits. If at any time Jones shall no longer be disabled, as evidenced by the written statement of two
(2) competent physicians licensed to practice medicine in the United States, the Company may, at its election, fully reinstate this Agreement and Jones' employment hereunder, and all of the terms of this Agreement, including payment of the Annual Salary, shall resume in full force for the balance of the Term. Nothing in this Section 5.3 shall be deemed, however, to extend the Term. Additionally, nothing in this Section 5.3 shall limit or diminish Company's obligations towards Jones with respect to the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, or any similar state laws.

            5.4 Termination other than for Cause. Jones cannot be terminated other than for Cause as defined in Article 5.2 herein during the Initial Term. If this Agreement is extended beyond the Initial Term, then at any time after the Initial Term, either party may terminate this Agreement without cause upon the giving of thirty (30) days written notice.

            5.5 Effect of Termination of Agreement. If this Agreement and Jones employment hereunder is terminated for any reason whatsoever, it is specifically acknowledged and agreed by the Company that such termination shall in no event affect the obligations of the Company to make any and all remaining payments due under the Asset Purchase Agreement.

      6. Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or others as the designated beneficiary (which is may change from time to time), policies for health, accident, disability or other insurance upon Jones in any amount or amounts that it may deem necessary or appropriate to protect its interest. Jones agrees to aid the Company in procuring such insurance by submitting to reasonable medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

      7. Continuing Obligations. Notwithstanding the expiration or early termination of the Term of this Agreement pursuant to Section 2 or Section 5 hereof, respectively, any provision of this Agreement calling for performance by any party after such expiration or termination, including, without limitation, the obligations of Jones set forth in Section 4 hereof, shall continue in full force and effect.

      8.    Other Provisions.

            8.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

                  (i)   if to the Company, to:

                        SOS Staffing Services, Inc.
                        1415 South Main Street
                        Salt Lake City, UT 84115
                        Attn:  Legal Department

                  (ii)  if to Jones to:

                        Michael A. Jones
                        11700 Aberdeen
                        Leawood, KS  66211


            Any party may change its address for notice hereunder by written notice to the parties hereto.

            8.2 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto; provided, however, that nothing herein shall in any way limit the obligation, rights or liabilities of the parties under any written stock option agreement separately entered into by the parties.

            8.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

            8.5 Arbitration. Each party agrees that with respect to any dispute related to or arising out of this Agreement or Jones' employment with the Company that the parties shall submit to binding arbitration in accordance with the Arbitration Rules for Employment Contracts of the American Arbitration Association in effect at the time of the action. The parties agree to negotiate in good faith to resolve the breach or enter a settlement. An arbitrator will be chosen by the parties. If the parties are unable to agree upon an arbitrator, an arbitrator shall be selected pursuant to the rules of the American Arbitration Association then in effect. Arbitration shall take place in Denver, Colorado.

            8.6 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by either party hereto without the prior written consent of the other party.

            8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            8.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


SOS Staffing Services, Inc.



By:
    ----------------------------------
    Peter R. Sollenne
    President



--------------------------------------
Michael A. Jones

                                    EXHIBIT E

                             STOCK OPTION AGREEMENT

                                     for the

                           SOS STAFFING SERVICES, INC.

                              STOCK INCENTIVE PLAN

                             STOCK OPTION AGREEMENT

                                     for the

                           SOS STAFFING SERVICES, INC.

                              STOCK INCENTIVE PLAN


      This Stock Option Agreement (the "Agreement") is made and entered into effective as of the ____ day of _____, 19__, by and between SOS Staffing Services, Inc., a Utah corporation (the "Corporation"), and _____ (the "Optionee"). Capitalized terms used herein without definition shall have the meanings set forth in the SOS Staffing Services, Inc. Stock Incentive Plan, as amended from time to time (the "Plan").

                               R E C I T A L S :

      A. The Plan has been adopted by the Board and has been approved by the shareholders of the Corporation;

      B. The Optionee is an employee to whom the Committee has determined to grant or has granted options (the "Options") to purchase Common Shares under the Plan; and

      C. The Committee, on behalf of the Corporation, and the Optionee now desire to set forth the terms and conditions that will govern the issuance, holding and exercise of the Options to be granted to the Optionee, subject in all respects to the provisions contained in the Plan.

      NOW, THEREFORE, upon these premises and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

      1. Number of Stock Options. The Corporation hereby acknowledges and confirms the grant to the Optionee, upon the terms and conditions set forth in this Agreement, of the following Options:

                    _____ Incentive Stock Options ("ISOs").

Each Option shall entitle the Optionee to purchase, upon the terms and conditions set forth in this Agreement, one Common Share. The number of Common Shares to which each Option pertains shall be adjusted, as necessary, in accordance with the provisions of Article 11 of the Plan.

      2. Exercise Price. The price for which each Option granted to the Optionee may be exercised shall be payable in any manner provided under Article 6 of the Plan in the following amounts: $__._____ per Common Share.

      3. Time for Exercise. The Options granted to the Optionee shall be exercisable during the following periods of time:

            (a) Incentive Stock Options. Subject to any provisions contained in the Plan regarding the exercisability of ISOs, the ISOs shall be exercisable in accordance with the following schedule:

              [20%] options shall be exercisable on or after _____ __, 1997;

              [16%] options shall be exercisable on or after _____ __, 1998;

              [16%] options shall be exercisable on or after _____ __, 1999;

              [16%] options shall be exercisable on or after _____ __, 2000;

              [16%] options shall be exercisable on or after _____ __, 2001; and

              [16%] options shall be exercisable on or after _____ __, 2002.

All such ISOs shall be exercisable until _____ __, 2007, unless the period of exercise is sooner terminated in accordance with the provisions of the Plan or as set forth below. Unless the Committee provides otherwise in writing, upon the termination of an Optionee's employment with the Company for any reason, (i) the Optionee shall have no rights with respect to that portion of the ISOs which has not yet vested and become exercisable in accordance with the above schedule or paragraph (b) below, and (ii) the Optionee may for a period of ninety (90) days after such termination exercise his or her ISOs to the extent, and only to the extent, that such ISOs or portion thereof were vested and exercisable as of the date the Optionee's employment was terminated, after which time the unexercised portion of any ISOs shall automatically terminate in full. The preceding sentence shall not be construed to extend the term of any Option or to permit anyone to exercise any Option after the expiration of its term.

            (b) Change in Control. In the event a Change in Control occurs with respect to the Company, all outstanding Options evidenced by this Agreement shall become fully exercisable as to all Common Shares subject to the Options.

            (c) Right to Exercise. The Optionee understands and hereby agrees that he or she has no right whatsoever to exercise any Option except during the times provided herein and except as may be limited by any provisions of the Plan.

      4. Governing Documents. This Agreement hereby incorporates by reference all of the provisions of the Plan, as presently existing and as hereafter amended. The Optionee expressly acknowledges and agrees that the terms and conditions of this Agreement are subject in all respects to the provisions of the Plan; that the terms and conditions of this Agreement in no way limit or modify any provision of the Plan; and that in case of any conflict between the provisions of the Plan and the terms and conditions of this Agreement, the provisions of the Plan, as the case may be, shall control and shall bind the parties hereto. The Optionee also hereby expressly agrees and represents as follows:

            (a) Optionee acknowledges receipt of a copy of the Plan, and represents that he or she is familiar with the provisions of the Plan.

            (b) Optionee acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to cause ISOs granted pursuant to the Plan to qualify for the favorable tax treatment described in Section 422 of the Code, and that to be entitled to such treatment, the Optionee must comply with all of the applicable requirements of Section 422 of the Code, including without limitation, the following requirements:

                  (1) Holding Period. The Optionee must not sell or otherwise dispose of any Common Shares acquired through the exercise of an ISO before the later of (i) two years after the date on which the Optionee was granted the ISO or (ii) one year after the date on which the Optionee received Common Shares pursuant to the exercise of the ISO.

                  (2) Employment. At all times during the period of time beginning on the date on which an ISO is granted to the Optionee and ending on the day that is three months before the date on which the Optionee exercises the ISO, the Optionee must be an employee of the Corporation or of a corporation (or parent or subsidiary corporation of such corporation) issuing or assuming such ISOs in a transaction to which
      Section 424(a) of the Code applies.

            (c) Optionee acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to exempt the Optionee from the reporting requirements and short-swing liability provisions of Section 16 of the Exchange Act and any rules or regulations promulgated thereunder, and that Optionee shall not be exempt from the short-swing liability provisions pursuant to Rule 16b-3 unless and until Optionee shall comply with all applicable requirements of Rule 16b-3, including without limitation, the requirement that the Optionee must not sell or otherwise dispose of any Common Shares acquired upon exercise of an Option unless and until a period of at least six months shall have elapsed between the date upon which such Option was granted to the Optionee and the date upon which the Optionee desires to sell or otherwise dispose of any Common Shares acquired upon exercise of such Option.

            (d) Optionee acknowledges and understands that the exercise of an Option could have substantial adverse tax consequences to the Optionee, and that the Corporation recommends that the Optionee consult with a knowledgeable tax advisor before exercising any Option.

      5. Representations and Warranties. As a condition to the exercise of any Option, the Corporation may require the Optionee to make any representations and warranties to the Corporation that legal counsel for the Corporation may reasonably determine to be advisable for the Corporation.

      6. Restrictions on Encumbrances. During the lifetime of Optionee, the Optionee agrees and covenants that no Options will be pledged or otherwise encumbered in any manner, whether voluntarily or involuntarily, by operation of law or otherwise. The foregoing sentence shall not be deemed or construed, however, to prohibit any transfer otherwise allowed by will or by the laws of descent and distribution.

      7.    Notices.

            (a) All notices, demands or requests provided for or permitted to be given pursuant hereto must be in writing. All notices, demands and requests shall be deemed to have been properly given or served when deposited in the United States mail, addressed to the individual or entity to whom notice is given, postage prepaid and registered or certified with return receipt requested, at the last known address of such individual or entity.

            (b) By giving at least fifteen days prior written notice, the Corporation and the Optionee shall have the right from time to time and at any time during the term of this Agreement to change their addresses and to specify any other address within the United States of America.

      8. Titles and Captions. All Section and Paragraph titles and captions in this Agreement are for convenience or reference only, and shall in no way define, limit, extend or describe the scope or intent of any provision hereof.

      9. Applicable Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Utah, without reference to choice of law rules.

      10. Binding Effect. This Agreement shall be binding upon the Optionee and upon the Optionee's heirs, executors, administrators, successors and legal representatives. This Agreement shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns.

      11. Creditors. None of the provisions of this Agreement shall be for the benefit of or shall be enforceable by any creditor of the Optionee.

      12. Entire Agreement. This Agreement, including the provisions of the Plan incorporated herein, constitutes the entire understanding and agreement between the Corporation and the Optionee regarding the subject matter hereof. Any prior agreement, commitment, negotiation or understanding concerning any stock option, stock appreciation right or similar award to be granted by the Corporation and not reflected herein or in a separately executed Stock Option Agreement is hereby superceded and cancelled in all respects. This Agreement may not be amended or supplemented in any manner except in a writing duly executed by both parties hereto.

      13. Severability. In the event that any condition, covenant or other provision herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant, condition or provision herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such condition, covenant or provision shall be deemed valid to the extent of the scope or breadth permitted by law.

      IN WITNESS WHEREOF, the Corporation and the Optionee have executed this Agreement effective as of the date first set forth above.

                                    "Corporation"

                                    SOS STAFFING SERVICES, INC.,
                                      a Utah corporation



                                    By:
                                        ----------------------------------------

                                    Title:
Attest:                                    -------------------------------------


----------------------------
Secretary

                                    "Optionee"



                                    Name:
                                          --------------------------------------

                                    EXHIBIT F

                        LIST OF KEY EMPLOYEES OF SELLER
                        -------------------------------

                          TO BE GRANTED STOCK OPTIONS
                          ---------------------------


Tim Thornton

John Thompson

Nova Maack

Kerry Humphrey

Lisa Lowe

Randy Sewell



Allocation % to be provided at later date.

                                    EXHIBIT G

  [Exhibit G shall be the form of the employment agreements for Seller's key employees identified in Exhibit F]